Exhibit 99.1

Wesco Aircraft Holdings Reports Results for Fiscal Third Quarter 2013

VALENCIA, CA, July 31, 2013 — Wesco Aircraft Holdings, Inc. (“Wesco Aircraft” or the “Company”) (NYSE: WAIR), a leading provider of comprehensive supply chain management services to the global aerospace industry, today announced results for its fiscal third quarter ended June 30, 2013.

Highlights

•                  Record revenue for the quarter of $230.2 million, up 21.6% compared to the prior year, including organic growth of 14%

•                  Net Income of $27.0 million, with Diluted Earnings Per Share (“EPS”) of $0.28

•                  Adjusted Net Income of $29.5 million, up 30.6% compared to the prior year, with Adjusted Diluted EPS of $0.31

•                  Full year 2013 guidance unchanged for revenue of $880.0 million to $900.0 million and Adjusted Diluted EPS of $1.17 to $1.21, with revenue now expected to be at the higher end of the range

Fiscal 2013 Third Quarter Results

Revenue for the third fiscal quarter was $230.2 million, an increase of 21.6% compared to $189.3 million in the prior year period.  Organic growth was approximately 14% as compared to the prior year period.  The increase in the North America segment’s external sales was 20.1%, which was mainly driven by growth across the Company’s customer base.  Wesco Aircraft continues to demonstrate strong international growth with external sales in the Rest of World segment increasing by 27.3% this quarter when compared to the prior year period.  In the third quarter, Ad hoc, JIT and LTA sales as a percentage of net sales represented 40%, 27% and 33%, respectively, compared to 39%, 24% and 37%, respectively, for the same period last year.

Net Income for the third quarter was $27.0 million, resulting in Diluted EPS of $0.28. This compares to $22.3 million or $0.23 in Diluted EPS in the prior year period.  Adjusted Net Income was $29.5 million and Adjusted Diluted EPS was $0.31 in the third quarter of 2013 as compared to $22.6 million or $0.24 per share in the prior year period.  The increases in Diluted EPS and Adjusted Diluted EPS were primarily the result of higher sales partially offset by selling, general and administrative expenses.  Adjusted EBITDA for the period was $49.7 million as compared to $41.1 million for the same period in 2012.

Wesco Aircraft’s Chairman, President and Chief Executive Officer, Randy Snyder said, “We are very happy with our results this quarter.  We continue to see robust activity, with new and existing customers in all of the regions we serve.  We are growing our business and expanding our market share.  We had a number of significant contract awards during the quarter and are working on many new opportunities.  Our focus remains on providing the highest quality service and in delivering additional value to our customers.  Looking forward, we remain optimistic for the remainder of the year and are very excited about 2014.”

First Nine Months of Fiscal 2013

Revenue for the first nine months of fiscal 2013 was $667.3 million, an increase of 18.3% compared to $564.0 million in the prior year period.  On a fiscal year-to-date basis, Ad hoc, JIT and LTA sales as a percentage of net sales represented 40%, 26% and 34%, respectively, compared to 38%, 26%, and 36%, respectively, for the first nine months of fiscal 2012.

Net Income for the period was $74.8 million and Adjusted Net Income was $84.8 million.  Net Income resulted in Diluted EPS of $0.78 and Adjusted Net Income resulted in Adjusted Diluted EPS of $0.89.  This compared to Net Income of $65.2 million or Diluted EPS of $0.68 and Adjusted Net Income of $67.7 million and Adjusted Diluted EPS of $0.71 in the prior year period.  Adjusted EBITDA on a fiscal year-to-date basis was $144.9 million as compared to $126.9 million in 2012.

Financial Outlook

Wesco Aircraft confirms its fiscal year 2013 guidance as revised after its fiscal second quarter of 2013, with revenue at the higher end of the range of $880.0 million to $900.0 million and Adjusted Diluted EPS in the range of $1.17 to $1.21.

Conference Call Information

Wesco Aircraft will hold a conference call to discuss its third quarter results at 5:00 p.m. ET on July 31, 2013.  The conference call can be accessed by dialing 888-771-4371 (domestic) or 847-585-4405 (international).  Participants will need to enter passcode 35272811.

The conference call will be simultaneously broadcast on Wesco Aircraft’s Investor Relations website (http://ir.wescoair.com).

Following the live webcast, a replay will be available on the Company’s website for one year.  A telephonic replay will also be available approximately one hour after the conference call and may be accessed by dialing 888-843-7419 (domestic) or 630-652-3042 (international) and entering passcode 35272811.  The telephonic replay will be available until 11:59 pm PT August 7, 2013.

About Wesco Aircraft

Wesco Aircraft is one of the world’s largest distributors and providers of comprehensive supply chain management services to the global aerospace industry.  The Company’s services range from traditional distribution to the management of supplier relationships, quality assurance, kitting, just-in-time delivery and point-of-use inventory management.

The Company believes it offers one of the world’s broadest inventory of aerospace parts, comprised of more than 525,000 different stock keeping units, including hardware, bearings, tools, electronic components and machined parts. Wesco Aircraft has more than 1,200 employees across 42 locations in 12 countries.

To learn more about Wesco Aircraft, visit our website at www.wescoair.com.

Non-GAAP Financial Information

‘‘Adjusted Net Income’’ represents Net Income before: (i) amortization of intangible assets, (ii) amortization or write-off of deferred financing costs and original issue discount, (iii) unusual or non-recurring items and (iv) the tax effect of items (i) through (iii) above calculated using an assumed effective tax rate.

“Adjusted Basic EPS” represents Basic EPS calculated using Adjusted Net Income as opposed to Net Income.

“Adjusted Diluted EPS” represents Diluted EPS calculated using Adjusted Net Income as opposed to Net Income.

‘‘Adjusted EBITDA’’ represents Net Income before: (i) income tax provision, (ii) net interest expense, (iii) depreciation and amortization and (iv) unusual or non-recurring items.

Wesco Aircraft utilizes and discusses Adjusted Net Income, Adjusted Basic EPS, Adjusted Diluted EPS and Adjusted EBITDA, which are non-GAAP measures our management uses to evaluate our business, because we believe they assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.  We believe these metrics are used in the financial community, and we present these metrics to enhance investors’ understanding of our operating performance.  You should not consider Adjusted EBITDA and Adjusted Net Income as an alternative to Net Income, determined in accordance with GAAP, as an indicator of operating performance. Adjusted Net Income, Adjusted Basic EPS, Adjusted Diluted EPS and Adjusted EBITDA are not measurements of financial performance under GAAP, and these metrics may not be comparable to similarly titled measures of other companies.  See below for a reconciliation of Adjusted Net Income, Adjusted Basic EPS, Adjusted Diluted EPS and Adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Forward Looking Statements

Certain information in this news release contains forward-looking statements with respect to the Company’s financial condition, results of operations or business or its expectations or beliefs concerning future events.  Such forward-looking statements include the discussions of the Company’s business strategies and the Company’s expectations concerning future operations, revenues, earnings per share, margins, profitability, liquidity and capital resources.  In some cases, you can identify forward-looking statements by terminology such as “guidance,” “may,” “will,” “could,” “should,” “forecasts,” “expects,” “intends,” “plans,” “anticipates,” “projects,” “outlook,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “preliminary,” or the negative of these terms or other comparable terminology.  Although the Company believes that such forward-looking statements are reasonable, it cannot assure you that any forward-looking statements will prove to be correct.  Such forward-looking statements involve risks, uncertainties, estimates and assumptions that may cause the Company’s actual results, performance or achievements to be materially different than those set forth in this news release.  Additional information relating to factors that may cause actual results to differ from the Company’s forward-looking statements can be found in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012, as supplemented by the Company’s Quarterly Report on Form 10-Q for the quarterly periods ended December 31, 2012 and March 31, 2013. The Company undertakes no obligation to update or revise forward-looking statements after the day of the release as a result of new information, future events or developments except as required by law.

Exhibits

Exhibit 1: Consolidated Statements of Income (Unaudited)

Exhibit 2: Condensed Consolidated Balance Sheets (Unaudited)

Exhibit 3: Condensed Consolidated Statements of Cash Flows (Unaudited)

Exhibit 4: Non-GAAP Financial Information (Unaudited)

Exhibit 1

Wesco Aircraft Holdings, Inc.

Consolidated Statements of Income (UNAUDITED)

(In thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012

Net sales	$230,236	$189,346	$667,269	$564,044
Cost of sales	148,345	122,067	429,970	359,417
Gross profit	81,891	67,279	237,299	204,627
Selling, general and administrative expenses	35,756	32,327	105,377	88,231
Income from operations	46,135	34,952	131,922	116,396
Interest expense, net	(4,680)	(5,836)	(20,748)	(18,181)
Other expense, net	(563)	1,157	1,170	616
Income before provision for income taxes	40,892	30,273	112,344	98,831
Provision for income taxes	(13,866)	(7,980)	(37,504)	(33,637)
Net income	$27,026	$22,293	$74,840	$65,194

Net income per share:
Basic	$0.29	$0.24	$0.80	$0.71
Diluted	$0.28	$0.23	$0.78	$0.68

Weighted average shares outstanding:
Basic	93,556	92,486	92,985	91,815
Diluted	95,924	96,068	95,579	95,554

Exhibit 2

Wesco Aircraft Holdings, Inc.

Condensed Consolidated Balance Sheets (UNAUDITED)

(In thousands)

	June 30, 2013	September 30, 2012

Assets
Cash and cash equivalents	$60,959	$60,856
Accounts receivable, net	145,631	130,013
Inventories, net	611,029	558,466
Other current assets	39,089	53,944
Deferred income taxes	32,022	32,872
Total current assets	888,730	836,151
Long-term assets	694,062	701,265
Total assets	$1,582,792	$1,537,416

Liabilities and Stockholders’ Equity
Accounts payable	$87,804	$79,940
Other current liabilities	18,386	19,788
Income taxes payable	2,833	2,078
Capital lease obligations—current portion	1,119	593
Total current liabilities	110,142	102,399
Long-term debt	578,000	626,000
Capital lease obligations	844	205
Deferred income taxes	65,386	55,445
Total Long-term liabilities	644,230	681,650
Total liabilities	754,372	784,049
Total stockholders’ equity	828,420	753,367
Total liabilities and stockholders’ equity	$1,582,792	$1,537,416

Exhibit 3

Wesco Aircraft Holdings, Inc.

Condensed Consolidated Statements of Cash Flows (UNAUDITED)

(In thousands)

	Nine Months Ended
	June 30, 2013	June 30, 2012
Cash flows from operating activities
Net income	$74,840	$65,194
Adjustments to reconcile net income to net cash provided by operating activities
Amortization of intangible assets	4,952	2,769
Depreciation	3,543	4,132
Amortization of deferred financing costs	7,158	2,201
Bad debt and sales return reserve	64	(498)
Non-cash foreign currency exchange	1,077	14
Non-cash stock-based compensation	2,712	1,148
Excess tax benefit related to stock options exercised	(3,120)	(1,778)
Change in value of derivative	—	(1,703)
Deferred income tax provision	10,771	11,743
Loss on fixed asset disposal	—	354
Changes in assets and liabilities
Accounts receivable	(22,344)	(18,467)
Inventories	(53,733)	(23,148)
Income taxes receivable	22,508	(8,745)
Prepaid expenses and other assets	(4,888)	(2,789)
Accounts payable	13,656	14,758
Accrued expenses and other liabilities	(1,195)	(570)
Income taxes payable	900	1,401
Net cash provided by operating activities	56,901	46,016
Cash flows from investing activities
Purchases of property and equipment	(1,844)	(6,074)
Proceeds from sale of equipment	—	2,737
Net cash used in investing activities	(1,844)	(3,337)
Cash flows from financing activities
Proceeds from issuance of long-term debt	625,000	95,000
Repayments of long-term debt	(673,000)	(25,000)
Financing fees	(7,274)	—
Repayment of capital lease obligations	(910)	(1,559)
Excess tax benefit related to stock options exercised	3,120	1,778
Proceeds from exercise of stock options	7,177	5,661
Purchase of Treasury Stock	(8,452)	(0)
Net cash provided by (used in) financing activities	(54,339)	75,880
Effect of foreign currency exchange rates on cash and cash equivalents	(615)	(44)
Net increase in cash and cash equivalents	103	118,515
Cash and cash equivalents, beginning of period	60,856	45,525
Cash and cash equivalents, end of period	$60,959	$164,040

Exhibit 4

Wesco Aircraft Holdings, Inc.

Non-GAAP Financial Information (UNAUDITED)

(In thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012

EBITDA & Adjusted EBITDA
Net income	$27,026	$22,293	$74,840	$65,194
Provision for income taxes	13,866	7,980	37,504	33,637
Interest and other, net	4,680	5,836	20,748	18,181
Depreciation and amortization	2,775	2,269	8,495	6,901
EBITDA	48,347	38,378	141,587	123,913
Unusual or non-recurring items	1,373	2,747	3,284	2,952
Adjusted EBITDA	$49,720	$41,125	$144,871	$126,865

Adjusted Net Income
Net income	$27,026	$22,293	$74,840	$65,194
Amortization of intangible assets	1,643	923	4,952	2,769
Amortization of deferred financing costs	791	601	7,158	2,201
Unusual or non-recurring items	1,373	472	3,284	678
Adjustments for tax effect	(1,336)	(1,708)	(5,403)	(3,169)
Adjusted Net Income	$29,497	$22,581	$84,831	$67,673

Adjusted Basic Earnings Per Share
Weighted-average number of basic shares outstanding	93,556	92,486	92,985	91,815
Adjusted Net Income Per Basic Shares	$0.32	$0.24	$0.91	$0.74

Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	95,924	96,068	95,579	95,554
Adjusted Net Income Per Diluted Shares	$0.31	$0.24	$0.89	$0.71

Contact Information

Mark Davidson

Investor Relations

661-802-5090

Mark.Davidson@wescoair.com